UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CPI CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI Corp.
news for immediate release                                                                FOR RELEASE  June 30, 2009

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

Proxy Advisory Firms Glass Lewis and Egan-Jones Recommend CPI Corp. Stockholders Vote for all Six of
CPI's Director Nominees on the White Proxy Card

ST. LOUIS, June 30, 2009 -- CPI Corp. (NYSE: CPY) today announced that two independent proxy advisory firms, Glass Lewis & Co. and Egan-Jones Proxy Services, have recommended that CPI stockholders vote for all six of CPI's nominees - James Abel, Paul Finkelstein, Michael Glazer, Michael Koeneke, David Meyer and Turner White - on the WHITE proxy card at CPI's 2009 Annual Meeting of Stockholders to be held on July 8, 2009. Glass Lewis and Egan-Jones are proxy advisory firms whose recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries.

Glass Lewis, in its report recommending that CPI stockholders vote FOR CPI's director nominees, stated*:

*	"Given the recent improvements in the Company's financial performance and the Dissident's lack of a substantive strategic plan for the Company, we see no reason to believe that the election of the Dissident nominees would result in more meaningful returns to shareholders than management's current strategy."

*	" ... recent improvement gives us confidence that the current board is taking internal steps to address the Company's performance challenges."

*
"In our view, the Dissident has failed to identify significant issues of concern which indicate that the current board is not acting in the interests of all shareholders. Additionally, we feel that the Dissident has not presented any specific initiatives or substantive plans for improvement at the Company, other than a vague intention to "improve financial performance" and "enhance shareholder value."

*
 " ... without compelling evidence that the current board (and in particular the Knightspoint nominees) have failed to act in the best interests of shareholders, we do not believe the Ramius Group's desire for representation on the board is sufficient reason to replace any of the current nominees with a Dissident candidate."

Egan-Jones, in its report recommending that CPI stockholders vote FOR CPI's director nominees, stated*:

*	"We believe that our support for the management ballot is merited and that voting the management ballot is in the best interest of the Company and its shareholders."

*	"We believe that the Company is pursuing the correct strategy and that the board of directors has demonstrated responsible oversight of management."

*	"We are not convinced that election of the dissidents' slate to the board of directors would work to the benefit of shareholders."

David Meyer, Chairman of CPI, said, "We welcome the support of both Glass Lewis and Egan-Jones, which recommend that CPI stockholders vote to elect all six of CPI's director nominees. These recommendations reaffirm our strong belief that CPI has the right Board and management team to implement CPI's strategic plan of focusing on operational efficiency, customer service, and cash generation while developing new avenues for profitable growth. Glass Lewis and Egan-Jones recognize, as we do, that our director nominees are the best choice to lead CPI and to deliver value to all stockholders."

Mr. Meyer continued, "We are pleased that PROXY Governance recommends that CPI stockholders vote the WHITE proxy card, even though for only four of our six nominees. We are also pleased that all four independent proxy advisory firms, including RiskMetrics and PROXY Governance, acknowledge the successful development and execution of CPI's strategic plan and strong operating results in a difficult economic environment."

In its report, RiskMetrics stated*:

*
"The improvement in recent share price and underlying operating performance reflect positively on management's ability to develop and execute its strategic plan. This has been reflected in the company's one, four, and five year relative TSR, the improving operating metrics, the favorable market reaction to past financial decisions, and the positive analyst sentiment."

In its report, PROXY Governance stated*:

*
"Given this board's proven success in delivering superior shareholder value over the past five years, however, and its demonstrated willingness to add new directors with highly relevant experience, we do not believe shareholder support for the dissident slate is warranted."

CPI issued the following comments in response to the RiskMetrics and PROXY Governance reports:

"We disagree with RiskMetrics' decision to support the dissident nominees. Notwithstanding RiskMetrics' known bias for supporting dissident director candidates, we believe that RiskMetrics failed to fully consider a number of important issues, including: the disruptive behavior exhibited by Ramius, which has been destabilizing to management and hinders execution of CPI's strategic plan; Ramius's divergent interests from those of other CPI stockholders; Ramius's pursuit of liquidity through a sale of CPI to the detriment of other stockholders; and the lack of relevant qualifications of Ramius's nominees. It is also important to note that even RiskMetrics acknowledges the improvement in CPI's share price, underlying operating performance and management's ability to develop and execute its strategic plan.

"RiskMetrics and PROXY Governance each expressed the view that David Meyer should be designated Executive rather than Non-Executive Chairman, and therefore deemed not to be independent. It should be noted that Mr. Meyer, irrespective of his non-Executive designation, has not served on any board committees and that all committees consist solely of directors who are deemed independent under NYSE rules. CPI noted that while PROXY Governance stated that we do not believe shareholder support for the dissident slate is warranted, its decision to withhold votes for Messrs. White and Abel as chairs of the board's Compensation and Nominating and Governance Committees, respectively, was made on the basis of its differing view of Mr. Meyer's independence.

"We believe RiskMetrics' conclusion is based on Ramius's opposition to a compensation payment to Mr. Meyer in 2007 of $300,000 in restricted shares. CPI is surprised by RiskMetrics' reasoning given that Mr. Meyer's 2007 compensation was in accordance with a plan that was approved by all directors, including the Ramius director then serving."

As previously announced, CPI's two largest, unaffiliated stockholders Century Management and its affiliate, Van Den Berg Management, and Lafitte Capital Management, which in the aggregate owned approximately 23% of the Company's outstanding shares as of the May 9, 2009 record date, have publicly pledged to vote their shares for CPI's director nominees.

CPI urges stockholders to follow the recommendation of Glass Lewis and Egan-Jones by signing, dating and returning the WHITE proxy card today.

Stockholders with any questions or in need assistance voting their shares should contact CPI's proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

*Permission to use quotations from the Glass Lewis, Egan-Jones, RiskMetrics and PROXY Governance reports were neither sought nor obtained.

Important Information

CPI Corp. has filed a definitive Proxy Statement with the Securities and Exchange Commission ("SEC") and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that CPI files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants

CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in public filings by the Company with the SEC, including the proxy statement relating to the 2009 Annual Meeting of Stockholders.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend" and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company's outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company's dependence on Sears and Walmart, the approval of the Company's business practices and operations by Sears and Walmart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, compliance with the NYSE listing requirements, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plans and impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About CPI Corp.

CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years. CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Walmart stores. As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price. CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

    Contact:
    Matthew Sherman / Eric Brielmann
    Joele Frank, Wilkinson Brimmer Katcher
    (212) 355-4449

CPI Corp.
news for immediate release                                                                FOR RELEASE  June 30, 2009

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ADDED TO RUSSELL 3000® INDEX

ST. LOUIS, June 30, 2009 – CPI Corp. (NYSE: CPY) today announced it has been added to the broad-market Russell 3000® Index. CPI was added to the index effective after the stock market closed on June 26, 2009, following Russell Investments' reconstitution of its comprehensive set of U.S. and global equity indexes.

"Inclusion in the Russell 3000 marks another key milestone for CPI Corp. in a year driven by positive momentum," said Renato Cataldo, president and chief executive officer. "We are pleased to be among this group of companies and we look forward to the additional visibility that membership will provide.  Along with the continued successful execution of our growth strategy, we expect that inclusion in the Russell 3000 will generate further interest in our stock among quality investors."

Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them. Total returns data for the Russell 3000 and other Russell indexes is available at www.russell.com/Indexes/performance/default.asp.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years.  CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Walmart stores.  As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.  CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

Important Information
CPI Corp. has filed a definitive Proxy Statement with the Securities and Exchange Commission ("SEC") and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that CPI files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants
CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in public filings by the Company with the SEC, including the proxy statement relating to the 2009 Annual Meeting of Stockholders.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend" and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company's outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company's dependence on Sears and Walmart, the approval of the Company's business practices and operations by Sears and Walmart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, compliance with the NYSE listing requirements, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plans and impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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